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                                                                   Exhibit 10.32

                                  NONQUALIFIED
                          STOCK OPTION AGREEMENT UNDER
                         THE _________ STOCK OPTION PLAN
                                       OF
                                    CRAY INC.

                                                             [Date]

[Name and Address]

Dear ______________:

Cray Inc. (the "Company") has granted you an option to purchase the shares of the Company's Common Stock specified below. This option is granted pursuant to the Company's______ Stock Option Plan (the "Plan"), the terms of which are incorporated herein by this reference. All terms defined in the Plan and not defined herein have the respective meanings provided in the Plan.

For a detailed explanation of the option you have been granted, you are referred to the Plan. Without limiting the specificity of the terms as set forth in the Plan, the following summarizes some of the most important of the terms set forth in the Plan and certain other terms and conditions pursuant to which this option is granted and may be exercised:

Number of Shares: You may purchase up to a total of____________ shares of the Company's Common Stock pursuant to this option.*

                  Exercise Price:           $ ___________ per share*

                  Date Option Granted:      [Date]

------------------
      *These figures are subject to change in certain situations described in
Section 6 of the Plan.

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Term of This Option: Unless sooner terminated, this option must be exercised on or before ten years from the date of grant.

Exercise Schedule: This option shall vest and become exercisable according to the following schedule:

   Period From                          Portion of Total Option
  Date of Grant                           That is Exercisable
------------------                      -----------------------
Less than one year                               None
One year                                          25%

After one year, options vest monthly at the rate of an additional 1/48 of the total option so that at:

Two years                                         50%
Three years                                       75%
Four years                                       100%

How to Exercise. To exercise this option in whole or in part (usually, a minimum of 100 shares) at least one full business day prior to the date you wish to exercise the option you must deliver to the Company a written notice of exercise and the exercise price, in cash or by check, for the number of shares you desire to purchase. You also may pay through irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the exercise price in accordance with applicable governmental regulations. You also must execute such other documents as the Company may request. You should contact the Company in advance when you are considering an exercise of this option.

Termination of Option: If your employment with the Company terminates, then this option will terminate upon the earlier of (i) the expiration of its term or (ii) subject to the provisions of any retention or other employment agreement between the Company and you and to the provisions of the Company's severance policies applicable to the Company's executives, the earliest of the following events:

      (a) Termination of Employment:In general, you may exercise that portion of the option that was exercisable the date of termination of employment for three months after termination of your employment with the Company, regardless of reason (other than for cause or resignation in lieu of dismissal, retirement, disability or death).

      (b) Cause or Resignation in Lieu of Dismissal: At the time of the first act that led or would have led to a termination of your employment with the Company for cause or resignation in lieu of dismissal.

      (c) Retirement: Three months after your retirement in accordance with the Company's then-current retirement policies. (This provision will control notwithstanding your death prior to the expiration of such period.)

      (d) Disability: Twelve months after termination of your employment with the Company because of a permanent and total disability, as defined in the Plan.

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      (e) Death. Twelve months after your death, and will be exercisable in accordance with your will or applicable laws of descent and distribution until that time.

Except in the case of disability or death, the number of shares purchasable upon exercise will be determined as of the date your employment terminates; in the case of disability or death, this option is exercisable for the full number of shares specified above.

This option may also terminate in other circumstances described in the Plan.

No Transfer of Option: This option cannot be transferred except by will or the applicable laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted by the Plan.

Non-Qualified Stock Option: This option is not intended to be an "Incentive Stock Option," as that term is defined in Section 422 of the Internal Revenue Code, as amended. At the time you exercise this option, there will be certain tax consequences. You should seek tax advice in this regard.

Please execute the attached letter indicating whether you choose to accept or decline this option upon the terms set forth in the Plan and above, and return the letter to the Company.

                                               Very truly yours,

                                               CRAY INC.

                                               By___________________________
                                               James E. Rottsolk, Chairman
                                               and Chief Executive Officer

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                   ELECTION TO ACCEPT OR DECLINE STOCK OPTION

            I ____ ACCEPT ____ DECLINE the Nonqualified Stock Option granted to me pursuant to the ________ Stock Option Plan of Cray Inc. (the "Plan") and as set forth in this option agreement. If I accept the grant of the option, I acknowledge that I have received and understood, and agree to, the terms of this option agreement and the Plan.

      DATED:____________________________

            ____________________________

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                 Notice of Exercise of Nonqualified Stock Option

To:   CRAY INC.

      I hereby exercise my nonqualified stock option granted by Cray Inc. (the "Company") on ___________________, subject to all the terms and provisions thereof and of the______ Stock Option Plan referred to therein, and notify the Company of my desire to purchase ______________of $________ per share , or an aggregate exercise price of $________________.

      I hereby deliver the full exercise price and if any) all applicable withholding taxes with respect to this exercise as follows:

              _______________     cash

              _______________     bank certified or cashier's check, or

              _______________     irrevocable instructions to a stock broker to
                                  deliver the necessary sales proceeds, all in accordance with applicable governmental regulations.

              _______________     the Company should withhold shares with a
                                  fair market value equal to the withholding tax obligation.

      I further agree to execute such other documents as the Company may request.

Date:___________________________________________

Signature:______________________________________

Print Name:_____________________________________

Address:________________________________________

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